UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Tyco International Ltd.
   10 Queen Street
   The Gibbons Building
   Hamilton, Bermuda  HM11
2. Date of Event Requiring Statement (Month/Day/Year) l2/28/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Holmes Protection Group, Inc. (HLMS)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (x) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |  (1)                 |   (1)          |    (1)                                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|

                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(l) The Reporting Person is a party to a Stockholder Agreement described in its Tender Offer Statement on Schedule l4d-l, dated January 6, l998, filed with respect to the Issuer's common stock. By filing this Form, the Reporting Person does not concede that it is a beneficial owner of more than l0% of the common stock of the Issuer.
SIGNATURE OF REPORTING PERSON
/s/ Mark Swartz
---------------
Executive Vice President
DATE
01/29/98

Joint Filer Information


Name: T9 Acquisition Corp.

Address:          Tyco International Ltd.
                  One Tyco Park
                  Exeter, NH 03833

Designated Filer: Tyco International Ltd.

Issuer & Ticker Symbol:      Holmes Protection Group, Inc. (HLMS)

Date of Event Requiring
    Statement:               December 28, 1997


Signature:                   /s/ Mark H. Swartz
                             ------------------
                             Mark H. Swartz
                             Vice President